MAYTAG CORPORATION TO ACQUIRE

                   LEADING COMMERCIAL COOKING PRODUCTS COMPANY


     NEWTON, Iowa--(August 25, 1997)--Maytag Corporation announced today it has agreed to acquire the G.S. Blodgett Corporation, a commercial cooking products manufacturer headquartered in Burlington, Vt. Maytag will pay approximately $93.5 million in cash, subject to adjustment, to purchase all outstanding shares of Blodgett stock and, in addition, will retire all Blodgett debt at closing, currently approximately $49 million. Maytag expects to complete the transaction in the next two months, subject to regulatory approval.
     Blodgett is a leading manufacturer of commercial ovens, fryers, and charbroilers for the food service industry serving customers that include major hotel and restaurant chains and food service installations. The privately-held company recorded sales for the past 12 months of $135 million. Blodgett operates six manufacturing plants, located primarily in the Northeast, with approximately 750 employees.
     In making the announcement, Maytag Chairman and CEO Leonard A. Hadley said:
"Blodgett is a well-managed, profitable company with a solid market position, respected product lines, and strong brand names in their field. The commercial food service equipment industry is a logical extension of Maytag's core business focus and our product expertise. Through our own Jenn-Air and Magic Chef brands, we know cooking products. We also know how to serve commercial customers. Over the years, we have established a solid track record in meeting the needs of business owners with Maytag brand commercial laundry equipment, Dixie-Narco brand vending equipment, and Hoover brand commercial floor care products. Now we are adding commercial food service equipment."
     Blodgett CEO J. Douglas Johnson added: "This is a terrific opportunity for Blodgett, its employees, dealers, and the customers who use our products. Maytag's reputation speaks for itself as does their commitment to growth. We believe the Blodgett name is in very good hands."
     Hadley concluded: "This is one more step to grow Maytag Corporation profitably and one more step to strengthen the balance in Maytag's earnings stream from businesses outside traditional home appliances."
     The Blodgett Corporation's primary brands include Blodgett, Pitco Frialator, MagiKitch'n, and Blodgett Combi.
     Maytag Corporation, headquartered in Newton, Iowa, is a leading producer of major home appliances, floor care products, commercial laundry, and vending equipment. The corporation's brands include Maytag, Hoover, Jenn-Air, Magic Chef, Admiral, and Dixie-Narco. Maytag also is a joint venture partner in China with Hefei Rongshida, one of the country's leading washing machine manufacturers.

     Maytag Corporation was advised by Salomon Brothers in the transaction.


                                     #  #  #


Media Contact: James G. Powell at Maytag Corporation 515-791-8392


Additional Maytag Information: http: //www.maytagcorp.com

NOTE:  Blodgett and Maytag Fact Sheets attached

                             FACT SHEET AND PROFILE
                            G.S. BLODGETT CORPORATION


--The G.S. Blodgett Corporation traces its beginnings to the Blodgett Oven Co. founded in Burlington, Vermont, in 1848. Today, Blodgett is a leading manufacturer of commercial ovens, fryers, and charbroilers for the food service industry. Blodgett also owns an equipment distributor in the U.K.

--Blodgett is headquartered in Burlington, Vermont, and operates six manufacturing plants, located primarily in the Northeast (four in Vermont, one each in New Hampshire and Pennsylvania).

--Blodgett's operating divisions include Blodgett Oven, Pitco Frialator, Blodgett Combi, MagiKitch'n, Blodgett International, and Frialator International.

--Current employment is approximately 750.

--Blodgett products are sold to commercial food service equipment dealers and distributors and to food chains primarily through manufacturing representatives.

--Blodgett's product lineup includes deck, convection, and conveyor ovens, hot air and steam convection combi-ovens, deep fat fryers, pasta cookers and rethermalizers, and charbroilers.

--Primary brands include Blodgett (ovens), Blodgett Combi (hot air and steam ovens) Pitco Frialator (fryers), and MagiKitch'n (charbroilers).

--Blodgett is a privately held company, which was purchased by its management and outside investors in 1988.

                             FACT SHEET AND PROFILE
                               MAYTAG CORPORATION


--Maytag Corporation traces its beginnings to F.L. Maytag's family business founded in Newton, Iowa, in 1893. Today, Maytag is a leading producer of premium brand major appliances, floor care products, coin-operated laundry equipment, and cold drink vending machines.

--Maytag Corporation is headquartered in Newton, Iowa, and operates 13 manufacturing operations in North America and a joint venture in China.

--The corporation's brands include Maytag, Hoover, Jenn-Air, Magic Chef, Admiral, and Dixie-Narco. RSD is the brand used on major appliance products manufactured by the joint venture in China.

--Current employment is approximately 21,000.

--The corporation's home appliance and floor care products are sold through major retail outlets in the U.S. (Sears, Best Buy, Circuit City, Montgomery Ward, Kmart and Wal-Mart, and independently owned retail stores). Dixie-Narco vending machines are sold primarily to major soft drink bottlers; customers for Maytag's commercial laundry products include the coin-operated laundry markets and institutional users, such as hospitals, nursing homes, and hotels.

--1996 sales were $3 billion; net income $162 million; and earnings-per-share $1.60 (special items excluded).

--Maytag Corporation stock is traded on the NYSE under the stock symbol MYG.